EXHIBIT 10.52
KB HOME
2001 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT
This agreement dated the 1st day of October, 2009
WITNESSETH:
1. Pursuant to the provisions of the KB HOME 2001 Stock Incentive Plan (the “Plan”), KB HOME (the “Company”) on the date set forth above has granted to [RECIPIENT] (the “Optionee”), an option (the “Option”) to purchase from the Company an aggregate of [SHARE #] shares of Common Stock, $1.00 par value, of the Company (“Common Stock”), at the purchase price of $XX.XX per share, the Option to be exercisable as hereinafter provided. A copy of the prospectus describing the Plan is attached hereto and made a part hereof.
2. Subject to the terms and conditions of the Plan and action taken pursuant to the Plan, both of which may modify the terms hereof, the shares may be purchased in accordance with the following schedule if the Optionee is employed by the Company or its subsidiaries on the date indicated:

On or After		Shares Subject to Purchase
October 1, 2010		33 1/3% of Grant
October 3, 2011	an additional	33 1/3% of Grant
October 1, 2012	an additional	33 1/3% of Grant
Notwithstanding the foregoing, subject to the limitations set forth below, 100% of the Options granted hereunder will vest and become immediately exercisable upon a Change of Ownership of the Company, as provided under the applicable terms of the Plan, or upon the Optionee’s Retirement. “Retirement” means severance from employment with the Company or its Subsidiaries for any reason other than a leave of absence, termination for cause, death or disability, at such time as the sum of the Optionee’s age and years of service with the Company or its Subsidiaries equals at least 65 or more, provided that the Optionee is then at least 55 years of age. Whether Optionee’s severance from employment with the Company results from disability or termination for cause shall be determined solely by the Company in its discretion.
3. Without limiting the generality of paragraph 1 hereof, it is understood and agreed that the Option is subject to the following conditions:
(a) the Option shall in any event cease to be exercisable and shall expire and terminate to the extent not exercised on the earlier of (1) the close of business on October 1, 2019; (2) 90 calendar days after the termination of the Optionee’s employment with the Company or its subsidiaries for any reason other than for cause (as determined by the Company) or Retirement; (3) the date specified in subparagraph (a)(1) of this paragraph 3 in the event of Optionee’s Retirement, or (4) five (5) calendar days after the date of Optionee’s termination of employment if Optionee’s employment is terminated for cause (as determined by the Company).
(b) the Option shall not be transferred except to a “family member” (as such term is defined in the applicable rules of the Securities and Exchange Commission relating to the Registration Statement under which the shares underlying the Options are registered) in accordance with such procedures as may be established by the Company from time to time, or by will or the laws of descent and distribution and, during the lifetime of the Optionee, shall be exercised only by the Optionee, unless the Option has transferred to a “family member” as contemplated herein. No transfer to a “family member” as contemplated herein shall be effective unless Optionee and Optionee’s designated transferee(s) complies with all procedures established by the Company from time to time for effecting such transfer, including signing an agreement to that effect; and
(c) neither the Optionee nor any legal representative, legatee, or distributee of the Optionee shall be deemed to be a holder of or possess any stockholder rights with respect to any shares subject to the Option prior to the issuance of such shares upon exercise of the Option.

Notwithstanding subparagraph (a) of this paragraph, in the event of the death of the Optionee (i) while the Optionee is employed by the Company or its Subsidiaries, (ii) on or before 90 days after the Optionee’s employment with the Company or its Subsidiaries ceases for any reason other than cause (as determined by the Company) or Optionee’s Retirement, or (iii) in the event of Optionee’s Retirement prior to the date set forth in subparagraph (a)(1) of this paragraph, then in each such event the Option herein will terminate on the earlier of (i) one year from the date of death or (ii) the date specified in subparagraph (a)(1) of this paragraph 3.
4. Any exercise of the Option shall be made by giving the Company written notice of exercise specifying the number of shares to be purchased. The notice of exercise shall be accompanied by tender to the Company of cash, or its equivalent, or of shares of the Company stock owned by the Optionee (which are not the subject of any pledge or other security interest), or of a combination of the foregoing, provided that the combined value of all such cash and cash equivalents and the fair market value of any such stock so tendered to the Company, valued as of the date of such tender, is equal to the full purchase price of said shares plus the related amount of any taxes required to be withheld by the Company in connection with such exercise, to the extent such withholding taxes are then ascertainable. If the amount of such taxes is not ascertainable at the time of the notice of exercise, such amount shall be tendered by the Optionee to the Company as soon as the same shall become ascertainable and shall be communicated to the Optionee by the Company.
5. Neither the execution and delivery hereof nor the granting of the Option shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its subsidiaries to employ or continue the employment of the Optionee for any period.
6. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock of the Company, such adjustment shall be made in the number and option price of the shares subject to the Option as may be determined to be appropriate by the Committee.
7. The Optionee agrees that prior to any sale of the shares purchased pursuant to the Option, the Optionee will notify the Company in order to enable it to take any steps required by the Securities Act of 1933 in connection with such sale and further agrees that he will not complete any such sale until he has been advised by the Company that such steps have been taken.
8. This Option grant is made subject to all of the terms and conditions of the Plan, a copy of which is available to the Optionee upon request, including any terms, rules, or determinations made by the Committee (as defined in the Plan), pursuant to its administrative authority under the Plan and such further terms as are set forth in the Plan that are applicable to awards thereunder, including without limitation provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws. Capitalized terms used in this Agreement and not defined herein have the meaning set forth in the Plan.
9. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Optionee or other subsequent transfers by the Optionee of any shares of common stock issued as a result of the exercise of this Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Optionee and other optionholders following a public offering of the Company’s common stock and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
10. Any notice given hereunder to the Company shall be addressed to the Company, attention Senior Vice President, Human Resources, and any notice given hereunder to the Optionee shall be addressed to him at his address as shown on the records of the Company.
11. The Optionee agrees to be bound by the terms and conditions hereof and of the Plan; and, in the event of any conflict in terms between this Agreement and the terms of the Plan, the terms of the Plan shall prevail.
12. This Agreement shall be construed, administered and enforced in accordance with the laws of the State of California. This Agreement and the grant of Options evidenced hereby shall be subject to rescission by the Company if an executed original of this Agreement is not received by the Company within 90 days of its transmittal to the Optionee.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have executed this Agreement as of the day and year first above written.

KB HOME

By:	Jeffrey T. Mezger
President and Chief Executive Officer

OPTIONEE:

By:

[RECIPIENT]

Date: